Addendum to Severance Agreement

      Agreement made as of May 2, 2005, between Beverly Enterprises, Inc., a Delaware corporation (the “Company”), and David R. Devereaux (the “Executive”);

      WHEREAS, the Company and the Executive desire to confirm and amend the Severance Agreement of October 5, 2000 between them (the “Severance Agreement”);

      NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

      1. The following provision is added as a new section 4(g):

               Golden Parachute Gross-Up. If, in the written opinion of a Big 4 accounting firm engaged by either the Company or the Executive for this purpose (at the Company’s expense), or if so alleged by the Internal Revenue Service, the aggregate of the benefit payments under Paragraph 4 above would cause the payment of one or more of such benefits to constitute an “excess parachute payment” as defined in Section 280G(b) of the Internal Revenue Code (“Code”), then the Company will pay to the Executive an additional amount in cash (the “Gross-Up Payment”) equal to the amount necessary to cause the net amount retained by the Executive, after deduction of any (i) excise tax on the payments under Paragraph 4 above, (ii) federal, state or local income tax on the Gross-Up Payment, and (iii) excise tax on the Gross-Up Payment, to be equal to the aggregate remuneration the Executive would have received under Section 4 above, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this section shall be made within ten (10) days after the termination of Executive’s employment, provided however that if the amount of the payment cannot be finally determined at the time, the Company shall pay to Executive an estimate as determined in good faith by the Company of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination.

      2. The Company and Executive agree and confirm that as of the date hereof the Severance Agreement, as amended hereby, is in full force and effect.

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      The parties have duly executed this Agreement to be effective as of the date first written above.

Beverly Enterprises, Inc.		Executive
By:	/s/ JOHN D. FOWLER, JR.	/s/ DAVID R. DEVEREAUX

	Chair, Nominating and Compensation Committee of the Board of Directors	David R. Devereaux

By:	/s/ WILLIAM R. FLOYD

William R. Floyd Chairman, President and CEO